Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
RELEASE 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

Barnwell Industries, Inc. Reports Earnings for the
Second Quarter and Six Months Ended March 31, 2022

HONOLULU, HAWAII, May 13, 2022 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net earnings of $2,052,000, $0.21 per share, and $3,125,000, $0.33 per share, for the three and six months ended March 31, 2022, respectively, as compared to net losses of $856,000, $0.10 per share, and $272,000, $0.03 per share, for the three and six months ended March 31, 2021, respectively.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report that our quarterly oil and natural gas revenues more than doubled as well as a significant increase in land segment revenues, which contributed to our increase in earnings as compared to last year’s three months ended March 31, 2021.

“Our oil and natural gas operating margins improved as prices increased for all products; oil, natural gas, and natural gas liquids increasing 75%, 53%, and 95%, respectively, for our second quarter as compared to the prior year’s quarter. Notably, our new Oklahoma oil production accounted for 22% of our second quarter production on a barrel of oil equivalent basis, as compared to none in the prior year’s quarter.  Also, quarterly production of all petroleum products increased from last year’s quarter.

“While our oil and natural gas segment improved the most this quarter, our land investment segment also performed well as three lots were sold within Phase II of Increment I by the Kukio Resort Development Partnerships at Kaupulehu, North Kona, Hawaii, with the Company receiving $695,000 in percentage of sales payments and $1,568,000 in net cash distributions in our second quarter.  These real estate sales also significantly increased our reported earnings of affiliates by $1,136,000, in this quarter as compared to last year’s quarter ended March 31, 2021.

Barnwell Industries, Inc.
Page Two

“For the six months ended March 31, 2022 as compared to last year’s six months ended March 31, 2021, the increase in earnings was also largely due to oil and natural gas segment operating results which reported a $3,724,000 improvement.  This was due to increases in production and prices in all products and partially to an asset impairment charge of $630,000 in the prior year period as compared to no impairment charge in the current six-month period.  The land investment segment had a $1,289,000 increase in earnings of affiliates due to improved real estate sales, which also led to the Company receiving $1,295,000 in percentage of sales payments and $2,643,000 in net cash distributions.  Contract drilling operating results decreased $897,000 due to the completion of a significant drilling contract in the prior year period.

“Our Oklahoma operations generated $727,000 (30%) and $1,464,000 (37%) of our oil and natural gas segment operating profits for the three and six months ended March 31, 2022, respectively.  Our Oklahoma production is from shale oil wells that as a rule have steep production declines.

“The Company participated in the drilling of one operated and two non-operated wells for a total of three gross (1.6 net) wells in the Twining area of Alberta, Canada.  The wells were completed and began producing in the three months ended March 31, 2022 and are currently producing approximately 400 barrel of oil equivalents before royalties per day on an aggregate basis.  We anticipate these wells will continue to increase our production in the third quarter.  Capital expenditures incurred for the drilling of these wells in the six months ended March 31, 2022 totaled approximately $4,258,000.  In addition, in January 2022, the Company acquired additional working interests in oil and natural gas properties located in the Twining area of Alberta, Canada for consideration of $1,246,000.  Barnwell also assumed $1,500,000 in long-term asset retirement obligations associated with the acquisition.

“The Company’s liquidity remains strong as a result of our operations and the Company’s sale of 509,467 shares of common stock, resulting in net proceeds of $2,356,000 after expenses of $97,000 during the three months ended March 31, 2022.  Barnwell ended the quarter with $11,026,000 in working capital, which includes $9,626,000 in cash and cash equivalents.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2022	2021	2022	2021

Revenues	$6,679,000	$3,998,000	$12,133,000	$8,385,000

Net earnings (loss) attributable to Barnwell Industries, Inc.	$2,052,000	$(856,000)	$3,125,000	$(272,000)

Net earnings (loss) per share – basic and diluted	$0.21	$(0.10)	$0.33	$(0.03)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	9,570,989	8,277,160	9,507,955	8,277,160